FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226486-03

--- Original Sender: WELLS ABF SYNDICATE WELLS FARGO, WELLS FARGO SECURITIES LLC ---

BANK 2019-BNK16 - PUBLIC NEW ISSUE

**ANNOUNCEMENT** $828.859MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS
& JOINT BOOKRUNNERS:	WELLS FARGO SECURITIES, LLC
BOFA MERRILL LYNCH
MORGAN STANLEY & CO. LLC

CO-MANAGER:	ACADEMY SECURITIES, INC.
DREXEL HAMILTON

OFFERED CERTIFICATES - PUBLIC
CLASS	DBRS/FITCH/MOODY'S	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
A-1	AAA(sf)/AAAsf/Aaa(sf)	22.471	30.000%	2.68	40.1%	18.8%
A-2	AAA(sf)/AAAsf/Aaa(sf)	50.985	30.000%	4.65	40.1%	18.8%
A-SB	AAA(sf)/AAAsf/Aaa(sf)	42.321	30.000%	7.13	40.1%	18.8%
A-3*	AAA(sf)/AAAsf/Aaa(sf)	250.000	30.000%	9.70	40.1%	18.8%
A-4*	AAA(sf)/AAAsf/Aaa(sf)	282.492	30.000%	9.90	40.1%	18.8%
X-A	AAA(sf)/AAAsf/Aaa(sf)	648.269	N/A	N/A	N/A	N/A
X-B	A(high)(sf)/A-sf/NR	180.590	N/A	N/A	N/A	N/A
A-S	AAA(sf)/AAAsf/Aa3(sf)	103.029	18.875%	9.90	46.5%	16.2%
B	AA(high)(sf)/AA-sf/NR	41.674	14.375%	9.90	49.1%	15.4%
C	A(sf)/A-sf/NR	35.887	10.500%	9.92	51.3%	14.7%

*Sizes and WAL’s are subject to change as detailed in the attached Term Sheet.

NON-OFFERED CERTIFICATES - PRIVATE (144A)
CLASS	DBRS/FITCH/MOODY'S	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
X-D	BBB(sf)/BBB-sf/NR	39.359	N/A	N/A	N/A	N/A
D	BBB(high)(sf)/BBBsf/NR	21.995	8.125%	9.98	52.7%	14.3%
E	BBB(low)(sf)/BBB-sf/NR	17.364	6.250%	9.98	53.8%	14.1%

NON-OFFERED ELIGIBLE VERTICAL INTEREST
CLASS	DBRS/FITCH/MOODY'S	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
RR	NR/NR/NR	48.742	N/A	9.26	N/A	N/A

COLLATERAL SUMMARY

INITIAL POOL BALANCE:	$974,841,841
NUMBER OF LOANS:	69
NUMBER OF PROPERTIES:	115
WA CUT-OFF LTV:	57.3%
WA BALLOON LTV:	52.9%
WA U/W NCF DSCR:	2.24x
WA U/W NOI DEBT YIELD:	13.2%
WA MORTGAGE RATE:	4.852%
TOP TEN LOANS %:	49.7%
WA REM TERM TO MATURITY (MOS):	115
WA REM AMORTIZATION TERM (MOS):	359
WA SEASONING (MOS):	2

LOAN SELLERS:	BANA(37.6%), MSMCH(30.9%), WFB(27.4%), NCB(4.0%)

TOP 3 PROPERTY TYPES:	OFFICE(31.8%), RETAIL(31.2%), HOSPITALITY(10.7%)

TOP 5 STATES:	CA(13.9%), NV(13.6%), TX(12.6%), VA(7.9%), FL(7.6%)

MASTER SERVICERS:	WELLS FARGO BANK, NATIONAL ASSOCIATION AND NATIONAL COOPERATIVE BANK, N.A.

SPECIAL SERVICERS:	KEYBANK NATIONAL ASSOCIATION AND NATIONAL COOPERATIVE BANK, N.A.

DIRECTING CERTIFICATEHOLDER:	PRIME FINANCE LONG DURATION (B-PIECE) II, L.P.

DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1:	ATTACHED
PROSPECTUS:	ATTACHED
PRESALE REPORTS:	TODAY & TOMORROW
ANTICIPATED PRICING:	WEEK OF FEBRUARY 4, 2019
ANTICIPATED SETTLEMENT:	FEBRUARY 21, 2019

ROADSHOW
HARTFORD, BREAKFAST:	TUES, 1/29 @ 8:30AM ET, MAX DOWNTOWN RESTAURANT
BOSTON, LUNCH:	TUES, 1/29 @ 12:00PM ET, THE LANGHAM HOTEL

CONFERENCE CALLS:	UPON DEMAND

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-226486) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

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